Exhibit (a)(4)

Kinder Morgan Announces Closing of the Merger Transactions

Second Largest Energy Transaction in History Creates Largest Midstream and Third Largest Energy Company in North America

HOUSTON—(BUSINESS WIRE)—Nov. 26, 2014— Kinder Morgan, Inc. (NYSE: KMI) today announced it has completed its acquisition of the outstanding equity securities of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), Kinder Morgan Management, LLC (NYSE: KMR) and El Paso Pipeline Partners, L.P. (NYSE: EPB). The approximately $76 billion transaction was initially announced Aug. 10, 2014.

Chairman and CEO Richard D. Kinder stated, “We are delighted to close the KMP, KMR and EPB transactions. We believe merging the companies benefits our shareholders and unitholders, simplifies the Kinder Morgan story by transitioning to one security and paves the way for superior growth at KMI for years to come. KMI projects a dividend of $2.00 per share for 2015, a 16 percent increase over the 2014 KMI dividend budget of $1.72 per share. The company expects to grow the dividend by approximately 10 percent each year from 2015 through 2020, while producing excess coverage of over $2 billion.”

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. Kinder Morgan is the largest midstream and third largest energy company in North America with an enterprise value of more than $125 billion. For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

Source: Kinder Morgan, Inc.

Kinder Morgan, Inc.
Media Relations
Larry Pierce, (713) 369-9407
larry_pierce@kindermorgan.com
or
Investor Relations
(713) 369-9490
km_ir@kindermorgan.com
www.kindermorgan.com